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EXHIBIT 10(d)

                                NORWEST CORPORATION

                           DIRECTORS' STOCK DEFERRAL PLAN

               (As amended and restated effective September 28, 1999)


      1. ELIGIBILITY. Each person who was a member of the Board of Directors of Norwest Corporation, now known as "Wells Fargo & Company" (the "Corporation"), but was not an employee or officer of the Corporation or of any subsidiary of the Corporation during the period compensation could have been deferred in accordance with Section 2 was eligible to participate in the Directors' Stock Deferral Plan (the "Plan").

      2. DEFERRAL OF COMPENSATION. Subject to the availability of shares of Common Stock under the Plan, an eligible director may have elected to defer, in the form of shares of the common stock of the Corporation (the "Common Stock"), all or a portion of the annual retainer and meeting fees payable in cash by the Corporation for his or her service as a director for each calendar year during the period from 1993 through 1998 (each, a "Deferral Year") following the year in which the deferral election was made. Such election was made pursuant to Section 3.

      3. ELECTION TO PARTICIPATE. An eligible director became a participant in the Plan by filing not later than December 15 of the year preceding a Deferral Year an irrevocable election with the Plan Administrator (as defined in Section 18) on a form provided for that purpose. The election to participate was effective with respect to fees payable for the Deferral Year and after the date indicated on the election form. The election form specified an amount to be deferred expressed as a percentage of the fees otherwise payable in cash for the director's service, one of the payment options described in Sections 8 and 9, and the year in which amounts deferred shall be paid in a lump sum pursuant to Section 8 or in which installment payments shall commence pursuant to Section 9. The deferral election was effective only for the Deferral Year specified on the form. A new deferral election form was filed for each Deferral Year. Every participant who may have elected the payment of any deferred compensation to be made to him or her or a beneficiary on February 28 in any year beginning with 2000 shall be deemed to have elected such payment to be made on the March 1 immediately following such February 28.

      4. ONE-TIME RETIREMENT ELECTION. Each participant who has elected to receive deferrals in installments which have not commenced as of September 28, 1999, or in a lump-sum payment in a year after 1999 may, at any one time commencing January 1 of the final year of his or her service as a non-employee director and continuing until December 31 of the year preceding the date of the payment to him or her of the first installment or lump-sum payment, as the case may be, irrevocably elect to instruct the Plan Administrator to deduct any amount or the entire amount then credited to such participant's Deferred Stock Account and to credit the same amount to a Deferred Cash Account to be established for such participant and to receive interest in accordance with Section 9.a. If such election is timely received, it shall take effect on the later of March 1 immediately following the date of receipt of the election or the

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earliest date permitted without penalty to the participant pursuant to
Section 16 of the Securities Exchange Act of 1934. For this purpose, a deferred stock unit shall be valued at the closing price per share of the Corporation's common stock as reported on the consolidated tape of the New York Stock Exchange for the trading day next preceding such effective date.

      5. DESIGNATION OF BENEFICIARY. A participant may from time to time designate a beneficiary or beneficiaries and/or revoke his or her beneficiary designation and file a new beneficiary designation with the Plan
Administrator. The most recent such designation shall apply to all of the participant's account balances under the Plan.

      6. DEFERRED STOCK ACCOUNT. On the first day of each calendar quarter during each Deferral Year elected by a participant (the "Credit Date"), the participant received a credit to his or her stock account under the Plan (the "Deferred Stock Account"). The amount of the credit was the number of phantom shares (rounded to the nearest one-hundredth of a share) determined by dividing the amount of the participant's fees earned during the immediately preceding quarter and specified for deferral by the average of the high and low prices per share of Common Stock reported on the consolidated tape of the New York Stock Exchange on the Credit Date or, if the New York Stock Exchange was closed on the Credit Date, the next preceding date on which it was open. Unless a participant elects pursuant to Section 4 to transfer amounts from his or her Deferred Stock Account to his or her Deferred Cash Account, amounts credited to a participant's Deferred Stock Account shall remain in such Deferred Stock Account, receiving dividend credits pursuant to Section 7, until fully paid in accordance with the participant's election pursuant to
Section 3.

      7. DIVIDEND CREDIT. Each time a dividend is paid on the Common Stock, a participant shall receive a credit to his or her Deferred Stock Account. In the case of dividends paid prior to December 1, 1999, the amount of the dividend credit was the number of shares (rounded to the nearest one-hundredth of a share) determined by multiplying the dividend amount per share by the number of shares credited to the participant's Deferred Stock Account as of the record date for the dividend and by dividing such product by the average of the high and low prices per share of Common Stock reported on the consolidated tape of the New York Stock Exchange on the dividend payment date or, if the New York Stock Exchange was closed on the dividend payment date, the next preceding date on which it was open. In the case of dividends paid on and after December 1, 1999, the product computed in the preceding sentence shall be divided by the closing price per share of Common Stock reported on the consolidated tape of the New York Stock Exchange for the trading day next preceding the dividend payment date.

      8. PAYMENT OF DEFERRALS IN A LUMP SUM. Unless a participant elects pursuant to Section 3 to receive payment of deferrals under the Plan in installments as described in Section 9, credits to a participant's Deferred Stock Account are payable in a lump sum in cash, in whole shares of Common Stock (together with cash in lieu of a fractional share), or a combination thereof, in the calendar year following termination of service as a director or such other year as elected by the participant pursuant to Section 3. The foregoing notwithstanding, however, if a participant who has elected to receive deferrals in a lump sum

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elects to convert his or her Deferred Stock Account to a Deferred Cash
Account pursuant to Section 4, such lump-sum payment shall be made in cash. All lump-sum payments made in 1999 and prior years were made on February 28 (or the next succeeding business day if February 28 was not a business day). All lump-sum payments made in 2000 and subsequent years shall be made on March 1 or as soon thereafter as administratively practicable, taking into account any dividend payable on such day. Amounts paid in cash from Deferred Stock Accounts in 1999 and prior years, including cash in lieu of fractional shares, was determined based on the average of the high and low prices per share of Common Stock reported on the consolidated tape of the New York Stock Exchange on the January 31 immediately preceding the date of payment or, if the New York Stock Exchange was closed on that date, the next preceding date on which it was open. Amounts payable in cash from Deferred Stock Accounts in 2000 and any subsequent year, including cash in lieu of fractional shares, shall be determined based on the closing price per share of the Common Stock reported on the consolidated tape of the New York Stock Exchange for the trading day immediately preceding the payment date.

      9. PAYMENT OF DEFERRALS IN INSTALLMENTS. A participant may elect pursuant to Section 3 to receive payment of deferrals under the Plan in annual installments commencing in the calendar year following termination of service as a director or such other year as elected by the participant. Installment payments made in 1999 and prior years were made on February 28, and installment payments to be made in 2000 and subsequent years shall be made on March 1 or as soon thereafter as administratively practicable. Installments will be paid in cash unless a participant makes the election described in Section 9.b.

      a. CREDITS TO AND PAYMENTS FROM DEFERRED CASH ACCOUNTS; INTEREST. For all installment payments made in 1999 and prior years, a participant's Deferred Stock Account was converted to a Deferred Cash Account by multiplying the number of phantom shares credited as of January 31immediately prior to the first installment payment by the average of the high and low prices per share of Common Stock reported on the consolidated tape of the New York Stock Exchange on such January 31 (or, if the New York Stock Exchange was closed on such January 31, the next preceding date on which it was open) and crediting such product to the participant's Deferred Cash Account. Amounts credited to Deferred Cash Accounts in 2000 and subsequent years shall be determined in accordance with Section 4. The amount of each installment payment made from a Deferred Cash Account shall be a fraction of the value of the participant's Deferred Cash Account determined as of January 31 prior to the date of the installment payment, for payments made prior to 2000, and as of the last day of February prior to such payment date, for payments made in 2000 and subsequent years. The numerator of such fraction is one and the denominator is the total number of installments elected (not to exceed ten) minus the number of installments previously paid. Beginning on the day following the establishment of a Deferred Cash Account under this Plan, the cash balance remaining in such Deferred Cash Account from time to time shall bear interest at an annual rate equal to the interest equivalent of the secondary market yield for three-month United States Treasury Bills as reported for the preceding month in Federal Reserve statistical release H. 15(519). The interest rate shall be adjusted

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monthly, and interest shall be credited to such Deferred Cash  Account as of the last day of each month.

      b. DISTRIBUTION OF DEFERRED STOCK ACCOUNTS IN INSTALLMENTS. For all participants who elect to receive distributions from Deferred Stock Accounts in installments commencing in 2000 or any subsequent year and who have not elected pursuant to Section 4 to convert their Deferred Stock Accounts to Deferred Cash Accounts, the phantom share balances in such accounts shall continue to receive dividend credits in accordance with Section 7 until fully paid out in accordance with participants' elections, or deemed elections, pursuant to Section 3. Participants who elect pursuant to Section 3 to receive distributions from Deferred Stock Accounts in installments commencing in 2000 or any subsequent year may irrevocably elect to receive such distributions in shares of Common Stock if such an election is filed with the Plan Administrator at any time commencing January 1 of the final year of his or her service as a non-employee director and continuing until December 31 of the year preceding the date of the distribution of the first installment to such participant. For participants who elect to receive installment distributions in Common Stock pursuant to this Section 9.b, the amount of each installment shall be a fraction of the number of shares in the participant's Deferred Stock Account on the distribution date, taking into account any dividend payable on that date, the numerator of which is one and the denominator of which is the total number of installments elected (not to exceed ten) minus the number of installments previously paid (rounded down to the nearest whole share). Cash in lieu of any fractional share (based on the closing price per share of Common Stock reported on the consolidated tape of the New York Stock Exchange for the trading day immediately preceding the distribution date) shall be distributed with the final installment. For participants who do not make an effective election to receive installment distributions from their Deferred Stock Accounts in Common Stock pursuant to this Section 9.b, the amount of each payment to such a participant on each payment date elected, or deemed elected, by him or her, commencing March 1, 2000, and on each March 1 thereafter, shall be based on the value of his or her Deferred Stock Account on the payment date, taking into account any dividend payable on that day, using the closing price of the Common Stock as reported on the consolidated tape of the New York Stock Exchange for the trading day next preceding the payment date. The amount of an installment payment made in cash from a Deferred Stock Account on or after March 1, 2000, shall be a fraction of the value of the Account on the payment date, the numerator of which is one and the denominator of which is the total number of installments elected (not to exceed ten) minus the number of installments previously paid.

      10. DEATH OF A PARTICIPANT. If a participant dies before receiving all payments to which he or she is entitled under the Plan, payment shall be made in accordance with the participant's designation of a beneficiary on a form provided for that purpose and delivered to and accepted by the Plan Administrator. In the absence of a valid designation, or if the designated beneficiary does not survive the participant, all remaining payments due hereunder shall be made as promptly as administratively practicable to such participant's estate.

      11. NUMBER OF SHARES ISSUABLE UNDER THE PLAN. Subject to adjustment as provided in the next sentence, the maximum number of shares of

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Common Stock that may be credited under the Plan is 600,000.  If the
Corporation shall at any time increase or decrease the number of its outstanding shares of Common Stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Common Stock, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the Common Stock, then the numbers, rights, and privileges of the shares issuable under the Plan shall be increased, decreased, or changed in like manner as if such shares had been issued and outstanding, fully paid, and nonassessable at the time of such occurrence.

     12. NO GUARANTEE OF SERVICE. Participation in the Plan does not constitute a guarantee or contract of service as a director.

      13. NONASSIGNABILITY. No right to receive payments under the Plan nor any shares of Common Stock credited to a participant's Deferred Stock Account shall be assignable or transferable by a participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), Title I of the Employee Retirement Income Security Act ("ERISA"), or rules thereunder. The designation of a beneficiary by a participant pursuant to Section 5 does not constitute an assignment or transfer.

      14. FUNDING. If the Corporation chooses to fund the credits to the Deferred Stock Accounts, the Corporation shall make contributions in cash or in shares of Common Stock to the trust described in Section 15. Any cash contributions shall be used by the trustee named in Section 15 to purchase shares of Common Stock within 10 business days after such deposit. Purchase of such shares may be made by the trustee in brokerage transactions or by private purchase, including purchase from the Corporation. All shares held by the trust shall be held in the name of the trustee.

      15. TRUST FUND. Shares of Common Stock credited to Deferred Stock Accounts under the Plan may, in the sole discretion of the Corporation, be held and administered in trust (referred to as the "Trust Fund") in accordance with the terms of the Plan. The Trust Fund shall be held under a trust agreement between the Corporation and Marquette Bank Minneapolis, N.A. as trustee, or any duly appointed successor trustee. All Common Stock in the Trust Fund shall be held on a commingled basis and shall be subject to the claims of general creditors of the Corporation.

      16. VOTING COMMON STOCK. If any credits made pursuant to the Plan are, in the discretion of the Corporation, funded in a trust as described in
Section 15, the Common Stock held in trust shall be voted by the trustee in its discretion; provided, however, that the participant may instruct the trustee with respect to the voting of a number of shares determined by multiplying a fraction, the numerator of which is the number of shares credited to the participant's Deferred Stock Account and the denominator of which is the total number of shares credited to all participants' Deferred Stock Accounts, by the total number of shares held by the trustee for the Plan. For purposes of this section, all numbers of shares shall be determined as of the applicable record date.

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      17.  UNSECURED OBLIGATION.  Benefits payable under the Plan shall be an unsecured obligation of the Corporation.

      18. ADMINISTRATION. The Plan shall be administered by the Corporation's senior human resources officer (the "Plan Administrator"), who shall have the authority to interpret the Plan and to adopt procedures for implementing the Plan.

      19. AMENDMENT AND TERMINATION. The Board of Directors or the Board Affairs Committee, or any successor committee, of the Corporation's Board of Directors may at any time terminate, suspend, or amend this Plan; provided, however, that if at the time of any such proposed termination, suspension or amendment, any member of such committee does not satisfy the requirement applicable to committee approval contained in regulations of the Securities and Exchange Commission promulgated under Section 16 of the Securities Exchange Act of 1934, and applicable interpretations thereof, any such termination, suspension or amendment must be approved by the Board. No such action shall deprive any participant of any benefits to which he or she would have been entitled under the Plan if termination of the participant's service as a director had occurred on the day prior to the date such action was taken, unless agreed to by the participant.

      20. CHANGE OF CONTROL. "Change of Control " shall mean either one of the following events:

               (a) A third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; or

               (b) Individuals who constitute the Board of Directors of the Corporation as of April 27, 1992 (the "Incumbent Board") cease for any reason to constitute at least two-thirds thereof; provided that any person becoming a director subsequent to said date whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be, for the purposes of this clause (b), considered as though such person were a member of the Incumbent Board.

Anything to the contrary herein notwithstanding, in the event of a Change of Control, credits to a participant's Deferred Stock Account and/or Deferred Cash Account, as the case may be, as of the business day immediately preceding the effective date of the transaction constituting the Change of Control shall be paid in full to the participant or the participant's beneficiary or estate, as the case may be, on such business day. For purposes of this Section 20, a participant's Deferred Stock Account shall be distributed in whole shares of Common Stock (together with cash in lieu of a fractional share).

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     21.  GOVERNING LAW.  The Plan and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the law of the State of Delaware.

     22. EFFECTIVE DATE. The effective date of the Plan shall be the date of approval of the Plan by the holders of the Common Stock.




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